Exhibit (c) 1


News Release
GPU, Inc.


                   GPU, Inc. Comments on Third Circuit Court's
                Ruling Regarding Personal Injury Claims from TMI-2


      Morristown, NJ -- The Court of Appeals for the Third Circuit yesterday affirmed the dismissal of the ten "test cases" involving the 1979 nuclear accident at Three Mile Island Unit 2. The Court also set aside the dismissal of another 2000 claims and sent them back to the District Court for further proceedings.

      The District Court dismissed the ten cases on the grounds that the plaintiffs' expert witnesses were scientifically unreliable.

      "In remanding the remaining 2000 cases to the District Court for further proceedings, the Court of Appeals held that the District Court had erred in applying its summary judgment decision to dismiss the other plaintiffs' cases, and in imposing on these other plaintiffs, the District Court's finding that radiation exposures below 10 rems were too speculative to establish a causal link to cancer. The Court of Appeals stated that these plaintiffs should be permitted to attempt to show that doses below this level induced or caused their cancers.

            "We believe that the Court of Appeals was under the mistaken impression that the experts the plaintiffs relied on were only serving as experts for the "test case" plaintiffs, and that the summary judgment proceedings had not involved any plaintiffs other than the test case plaintiffs, until the point that judgment was entered," said A. H. Wilcox, attorney for the defendants. In fact, both of these impressions are contradicted by the record in the District Court, and defendants are considering what steps might be taken to bring this to the Court of Appeals' attention," he added.


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Contacts:

     GPU - Ned Raynolds, (973) 455-8294